Exhibit 5.1

KPMG LLP Chartered Professional Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexGen Energy Ltd.

We, KPMG LLP, consent to the use of our report dated February 24, 2023, on the consolidated financial statements of NexGen Energy Ltd., which comprise the consolidated statements of financial position as at December 31, 2022 and December 31, 2021, the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes, and our report dated February 24, 2023 on the effectiveness of internal control over financial reporting as of December 31, 2022, which are or incorporated by reference and to the reference to our firm under the heading “Auditors” in Amendment No. 1 to the Registration Statement on Form F-10 dated December 8, 2023 of NexGen Energy Ltd.

/s/ KPMG LLP
December 8, 2023
Vancouver, Canada

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP.